Exhibit 99.1

SOURCE INTERLINK COMPLETES ACQUISITION OF ENTHUSIAST MEDIA

— Combination creates leading vertically integrated media company —

Bonita Springs, FL, August 1, 2007 - Source Interlink Companies, Inc. (NASDAQ: SORC), a leading provider of merchandising and fulfillment services for home entertainment products, today announced that it has completed its acquisition of PRIMEDIA Inc.’s (NYSE: PRM) Enthusiast Media division (EM), one of the largest providers of print and digital media content to the enthusiast community.

EM’s industry-leading magazine content portfolio includes 76 enthusiast magazine titles, 90 related Web sites, over 65 events, two television programs, one radio program and, in total, about 400 branded products. The combined companies create a leading vertically integrated media, publishing, merchandising and distribution company.  To date, Source has identified approximately $22 million in cost savings associated with the acquisition, $18 million of which the Company believes it can achieve within twelve months following the closing on a run-rate basis.

“Enthusiast Media is a great strategic fit for Source.  It allows us to build on our core strengths in merchandising and media distribution, and it is the next logical step in our growth and diversification strategy,” commented Mike Duckworth, Chairman of Source Interlink. “This acquisition provides additional sources of revenue and earnings, adds attractive margins and cash flow, and gives us a platform to participate in the ongoing consolidation occurring in the publishing space.”

“It also provides us with the opportunity to leverage our expertise in distribution and merchandising in order to take advantage of EM’s online presence, and its position as a leading provider of digital media content to the enthusiast community,” Duckworth added.

Steve Parr, President of the Enthusiast Media division, stated, “We are excited to be joining the Source family. Adding EM’s content component to Source’s industry-leading distribution model for magazines and home entertainment products creates a winning combination that builds upon the complementary strengths of each company.  I look forward to contributing to Source’s future success and to helping change how magazine content is produced and delivered to consumers.”

The Company remains confident in the full fiscal year 2008 guidance as provided during its first quarter earnings conference call held on June 11, 2007. Management will provide guidance for the combined operations during its second quarter earnings conference call to be held in September.

As part of the transaction, the Company secured a financing package of approximately $1.65 billion from Citigroup Global Markets, Inc. and JPMorgan Chase Bank, N.A./J.P. Morgan Securities, Inc.  Approximately $1.3 billion will be used to fund the purchase of EM, including associated transaction costs, and refinance amounts outstanding under Source’s existing revolving credit facility.  The new $300 million revolving credit facility will be undrawn at close.

The Company anticipates consolidated annual cash interest expense associated with the borrowings for the first full year to be approximately $127 to $132 million. The Company reiterates its belief that the transaction will be accretive to adjusted earnings per share exclusive of transaction-related costs and including the $18 million of annualized cost-savings in the first twelve months following the closing.

EM will operate as the publishing division of Source Interlink, joining the Company’s Magazine Fulfillment, DVD/CD Fulfillment, and In-store Services divisions. Steve Parr joins the executive management team as the division’s president, working alongside Source’s Jim Gillis and Alan Tuchman, who head the Magazine and In-store, and DVD/CD divisions, respectively.

A “Company Fact Sheet, August 1, 2007” containing additional information about Source Interlink Companies and its divisions, including the newly acquired Enthusiast Media, is available on the Company’s Web site at http://www.sourceinterlink.com.

About Source Interlink Companies, Inc.

Source Interlink Companies is a leading marketing, merchandising, content and fulfillment company of entertainment products, including DVDs, music CDs, magazines, books and related items. The Company’s fully integrated businesses include:

•                  Distribution and fulfillment of entertainment products to major retail chains throughout North America and directly to consumers of entertainment products ordered through the Internet

•                  Provider of magazines, events, television shows, radio programming and related Web sites for automobile, marine, equine, outdoor sports, home tech, daytime television and other enthusiast audiences

•                  Import and export of periodicals sold in more than 100 markets worldwide

•                  Coordination of product selection and placement of impulse items sold at checkout counters

•                  Processing and collection of rebate claims as well as management of sales data obtained at the point-of-purchase

•                  Design, manufacture and installation of wire fixtures and displays in major retail chains

•                  Licensing of children’s and family-friendly home entertainment products

Source Interlink serves approximately 110,000 retail store locations throughout North America. Supply chain relationships include consumer goods advertisers, subscribers, movie studios, record labels, magazine and newspaper publishers, confectionary companies and manufacturers of general merchandise. For more information, please visit the Company’s website at http://www.sourceinterlink.com.

Safe Harbor Statement-Source Interlink:

This press release contains certain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, (i) timing of the transaction, (ii) future business plans, strategies and financial results, and (iii) growth potential.

These forward-looking statements reflect Source Interlink’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. Factors that could cause actual results to differ include: (i) the challenges and costs of closing, integration and restructuring, (ii) interest rate volatility and the impact of a significant increase in the Company’s debt service obligations, (iii) market acceptance of and continuing retail demand for physical copies of magazines, books, DVDs, CDs and other home entertainment products, (iv) our ability to realize additional operating efficiencies, cost savings and other benefits from the acquisition, (v) an evolving market for entertainment media, (vi) regulatory or other delays in completing the proposed purchase in a timely manner or at all, (vii) the challenges maintaining relationships with suppliers; (viii) adverse changes in general economic or market conditions; (ix) the ability to attract and retain employees pending consummation of the transaction; (x) intense competition in the marketplace and (xi) other events and other important factors disclosed previously and from time to time in Source Interlink’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 25, 2007.

Source Interlink does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.

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Contacts:
Investors:	Media:
Dean Heine	Nancy Zakhary
Source Interlink Companies, Inc.	Brainerd Communicators
239-949-4450	212-986-6667
dheine@sourceinterlink.com	nancy@braincomm.com